Exhibit 10.6

UNSECURED INDEMNITY AGREEMENT

DEFINED TERMS

Execution Date: December 3, 2015
Loan: A first mortgage loan in an amount of $76,532,500.00 from Lender to Borrower
Borrower & Address: IREIT Pittsburgh Settlers Ridge, L.L.C. c/o Inland Real Estate Income Trust, Inc. 2901 Butterfield Road Oak Brook, IL 60523
Liable Parties & Address: Inland Real Estate Income Trust, Inc. 2901 Butterfield Road Oak Brook, IL 60523

Lender & Address:

Metropolitan Life Insurance Company
10 Park Avenue
Morristown, New Jersey  07962
Attention:  Senior Vice President
Real Estate Investments and Metropolitan Life Insurance Company
10 Park Avenue, 3rd Floor
PO Box 1902
Morristown, New Jersey  07962
Attention:  Associate General Counsel, Real Estate Investments

Note: A Promissory Note executed by Borrower in favor of Lender in the amount of the Loan dated as of December 3, 2015
Security Instrument: An Open-End Mortgage, Security Agreement and Fixture Filing dated as of December 3, 2015, executed by Borrower to Lender securing repayment of the Note. The Security Instrument will be recorded in the records of the County in which the Property is located.
Loan Agreement: A Loan Agreement dated as of the Execution Date by and between Borrower and Lender

THIS UNSECURED INDEMNITY AGREEMENT (this “Agreement”) is entered into as of the Execution Date by Borrower and Liable Party who are referred to collectively in this Agreement as “Indemnitors” and individually as an “Indemnitor”), in favor of Lender, with reference to the following facts:

RECITALS

A.              Lender has loaned or will loan to Borrower the Loan. Payment of the Note is secured by the Security Instrument. The Security Instrument encumbers the real property more particularly described in Exhibit A to this Agreement and other property referred to in the Security Instrument and this Agreement as the “Property.”

B.              As a condition to making the Loan, Lender requires Indemnitors to indemnify and hold Indemnitee (as defined in Section 2) harmless from any Environmental Claim (as defined in Section 2). Indemnitors acknowledge and understand that this Agreement is a material inducement for Lender’s agreement to make the Loan.

NOW THEREFORE, in consideration of the premises and for other consideration, Indemnitors jointly and severally agree as follows:

Section 1.             Defined Terms. Capitalized terms which are not defined in this Agreement shall have the meanings set forth in the Loan Agreement.

Section 2.             Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)             “Environmental Claim” shall mean any claim, demand, action, suit, loss, cost, damage, fine, penalty, expense, liability, judgment, proceeding, or injury that seeks to impose costs or liabilities, including any consequential damages, directly or indirectly related to the Property, for

(i)              pollution or contamination of the air, surface water, ground water, or land;

(ii)            solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation;

(iii)          the presence or alleged release of Hazardous Materials on or under the Property, the soil, groundwater, or soil vapor on or under the Property, or the migration or alleged spreading of Hazardous Materials from the Property, whether or not known to Indemnitor, regardless of the source of such presence or release or, except as expressly provided in this Agreement, regardless of when such release or presence occurred;

(iv)          the manufacture, processing, distribution in commerce, use, or storage of Hazardous Materials;

(v)            injury to or death of any person or persons arising from or in connection with Hazardous Materials;

(vi)          destruction or contamination of any property connected with Hazardous Materials;

(vii)        the removal of Hazardous Materials from the Property or the taking of necessary precautions to protect against the release of Hazardous Materials from or onto the Property including the air, ground water or surface water;

(viii)      compliance with all Requirements of Environmental Law and/or any asserted breach or violation of any Requirements of Environmental Law;

(ix)          any restriction on use, ownership, transferability as a result of Hazardous Materials;

(x)            remedial, response, abatement, cleanup, investigative, and monitoring work in connection with any Hazardous Materials (collectively, the “Remedial Work”); and

(xi)          the maintenance of a private or public nuisance or the conducting of an abnormally dangerous activity on or near the Property, in each case arising from or in connection with Hazardous Materials.

(b)            “Environmental Permit” means any permit, license, approval, or other authorization with respect to any activities, operations, or businesses conducted on the Property under any applicable law, regulation, or other requirement of the United States or any state, municipality, or other subdivision or jurisdiction related to pollution, protection of health or the environment, emissions, discharges, or releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transportation, or handling of Hazardous Materials directly or indirectly related to the Property.

(c)             The term “Hazardous Materials” shall include without limitation:

(i)              Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.) (“CERCLA”), as amended by Superfund Amendments and Reauthorization Act of l986 (Publ. L. 99-499 100 Stat. 1613) (“SARA”), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.) (“RCRA”), and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to said laws, all as amended;

(ii)            Those substances defined as “hazardous wastes” in 35 Pa.Stat. 6018.101-6018.1003; and 25 Pa. Code 260a-270a, 298 and in the regulations promulgated pursuant to such laws;

(iii)          Those chemicals known to cause cancer or reproductive toxicity, which are or become regulated under applicable local, state or federal law;

(iv)          Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(v)            Any material, waste or substance which is (A) petroleum; (B) asbestos; (C) polychlorinated biphenyls; (D) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (E) a chemical substance or mixture regulated under the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq.; (F) flammable explosives; or (G) radioactive materials; and

(vi)          Such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.

(d)            “Indemnitee” means (individually and collectively) Lender, its successors and assigns and affiliates and their respective officers, directors, shareholders and employees.

(e)             “Requirements of Environmental Laws” means all requirements of environmental, ecological, health, or industrial hygiene laws or regulations or rules of common law related to the Property, including, without limitation, all requirements imposed by any Environmental Permit, law, rule, order, or regulation of any federal, state, or local executive, legislative, judicial, regulatory, or administrative agency, which relate to (i) exposure to Hazardous Materials; (ii) pollution or protection of the air, surface water, ground water, land; (iii) solid, gaseous, or liquid waste generation, treatment, storage, disposal, or transportation; or (iv) regulation of the manufacture, processing, distribution and commerce, use, or storage of Hazardous Materials.

Section 3.             Indemnitor’s Representations and Warranties to Indemnitee.

(a)             Indemnitor hereby represents, warrants, covenants and agrees to and with Lender that:

(i)              Except as set forth in the Environmental Report, neither Indemnitor nor, to the best of Indemnitor’s knowledge, any Tenant, subtenant or occupant of the Property, has at any time placed, suffered or permitted the presence of any Hazardous Materials at, on, under, within or about the Property except as expressly approved by Lender in writing;

(ii)            all operations or activities upon the Property, and any use or occupancy of the Property by Borrower are presently and shall in the future be in compliance with all Requirements of Environmental Laws;

(iii)          Indemnitor will use commercially reasonable efforts to assure that any Tenant, subtenant or occupant of the Property shall in the future be in compliance with all Requirements of Environmental Laws;

(iv)          all operations or activities upon the Property are presently and shall in the future be in compliance with all Requirements of Environmental Laws;

(v)            Indemnitor does not know of, and has not received, any written or oral notice of other communication from any person or entity (including, without limitation, a governmental entity) relating to Hazardous Materials or Remedial Work pertaining thereto, of possible liability of any person or entity pursuant to any Requirements of Environmental Laws, other environmental conditions in connection with the Property, or any actual administrative or judicial proceedings in connection with any of the foregoing;

(vi)          Indemnitor shall not do or knowingly allow any Tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property; and

(vii)        Indemnitor has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Indemnitor and that is contained in Indemnitor’s files and records, including, without limitation, any reports relating to Hazardous Materials in, on, under or from the Property and/or to the environmental condition of the Property.

(b)            Indemnitor covenants that these representations and warranties shall be continuing and shall be true and correct from the Execution Date to the date of reconveyance of the Security Instrument, or the extinguishment of the lien by foreclosure or action in lieu of foreclosure.

Section 4.             Indemnification.

(a)             Indemnitor shall protect, defend, indemnify, and hold harmless Indemnitee from and against all Environmental Claims.

(b)            In the event that any Remedial Work is reasonably necessary or desirable under the Requirements of Environmental Laws because of, or in connection with, an Environmental Claim, Indemnitor shall within thirty (30) days after written demand by Indemnitee (or such shorter period of time as may be required under Requirements of Environmental Laws), commence to perform, or cause to be commenced, and diligently prosecute to completion, all Remedial Work. All Remedial Work shall be performed by one or more contractors, approved in advance in writing by Indemnitee, and under the supervision of a consulting engineer approved in advance in writing by Indemnitee. All costs and expenses incurred by Indemnitees in connection with the Remedial Work shall be an Environmental Claim and shall be paid by Indemnitor. In the event Indemnitors do not timely commence, or cause to be commenced, or fail to diligently prosecute to completion, the Remedial Work, Indemnitees may, but shall not be required to, cause such Remedial Work to be performed and all costs and expenses incurred in connection the Remedial Work shall be an Environmental Claim under this Agreement.

(c)             Indemnitor shall not be liable under this Agreement to the extent of that portion of the costs and liabilities of any Environmental Claim attributable to an affirmative act of any Indemnitee which causes (i) the introduction and initial release of a Hazardous Material at the Property, or (ii) material aggravation of a then existing Hazardous Material condition at the Property. In addition, if Indemnitee acquires ownership of the Property through a foreclosure, trustee’s sale or deed in lieu of foreclosure, Indemnitor shall not be liable under this Agreement for that portion of costs and liabilities of an Environmental Claim which is attributable to the introduction and initial release of a Hazardous Material at the Property by any party, other than an Indemnitor at any time after Indemnitee has acquired title to the Property. In all other circumstances, the liability of Indemnitor under this Agreement shall remain in full force and effect after Indemnitee acquires title to the Property, including without limitation with respect to any Hazardous Materials which are discovered at the Property after the date Indemnitee acquires title but which were actually introduced to the Property prior to the date of such acquisition, and with respect to any continuing migration or release of any Hazardous Materials which commenced prior to the date that Indemnitee acquires title.

Section 5.             Notice of Actions.

(a)             Borrower shall give immediate written notice to Indemnitee of (i) any proceeding, inquiry or notice by or from any governmental authority regarding Hazardous Materials, an Environmental Claim or a Requirement of Environmental Laws; (ii) all Environmental Claims; (iii) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to be in violation of a Requirement of Environmental Laws or subject to an Environmental Claim; (iv) Borrower’s receipt of any notice or discovery of any information regarding the presence or existence of any Hazardous Material on, under, or about the Property, or any alleged breach or violation of any Requirements of Environmental Laws pertaining to Borrower or the Property.

(b)            Borrower shall deliver to Indemnitee copies of all Environmental Claims, and all orders, notices, permits, applications, reports, and other documents pertaining to the subject matter of the Environmental Claim.

Section 6.             Procedures Relating to Indemnification.

(a)             Indemnitors shall at their own cost, expense, and risk (i) defend all Environmental Claims that may be brought or instituted against any Indemnitee; (ii) pay any judgment or decree that may be recorded against any Indemnitee in connection with any Environmental Claim; and (iii) reimburse Indemnitee for the cost of, or for any payment made by any of them, with respect to any reasonable expenses incurred in connection with the Hazardous Materials undertaken as a result of any Environmental Claims against any Indemnitee arising out of the obligations of Indemnitor under this Agreement.

(b)            Counsel selected by Indemnitor pursuant to Paragraph 6 (a) shall be subject to the approval of the Indemnitee asserting a claim under this Agreement; provided, however, that any Indemnitee may elect to defend any Environmental Claim at the cost and expense of Indemnitor, if, in the judgment of the Indemnitee (i) the defense is not proceeding or being conducted in a satisfactory manner, or (ii) there is a conflict of interest between any of the parties to the Environmental Claim.

(c)             Notwithstanding anything in this Agreement to the contrary, Indemnitor shall not, without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld or delayed), (i) settle or compromise any Environmental Claim or consent to the entry of any judgment that does not include the delivery by the claimant or plaintiff to Indemnitee of a written release of Indemnitee (in form, scope and substance satisfactory to Indemnitee in its sole discretion) from all liability in respect of the Environmental Claim; or (ii) settle or compromise any Environmental Claim in any manner that may materially and adversely affect Indemnitee as determined by Indemnitee in the good faith exercise of its discretion.

(d)            Indemnitee shall have the right to join and participate in, as a party if it so elects, any legal proceedings or actions in connection with the Property involving any Environmental Claim, any Hazardous Material or any Requirements of Environmental Laws. In any circumstance in which this indemnity applies, Indemnitee may employ its own legal counsel and consultants to prosecute, negotiate, or defend any claim, action, or cause of action, and Indemnitee shall have the right to compromise or settle the same in the exercise of its good faith discretion. Indemnitor shall reimburse Indemnitee upon demand for all costs and expenses incurred by Indemnitee, including the amount of all costs of settlements entered into in good faith, and the reasonable fees and other costs and expenses of its attorneys and consultants, including without limitation those incurred in connection with monitoring and participating in any action or proceeding.

Section 7.             Independent Nature of Agreement. This Agreement is an independent obligation of Indemnitor and is not intended to nor shall it secure payment of the Note or amounts due to Lender under the Security Instrument. The obligations of Indemnitors under this Agreement are not secured by the Security Instrument or any of the Loan Documents.

Section 8.             Survival of Agreement.

(a)             This Agreement, and all rights and obligations under this Agreement, shall survive (i) performance and repayment of the Loan, (ii) reconveyance of the Security Instrument, and release of other security provided in connection with the Loan, and (iii) bankruptcy sale, or trustee’s sale or foreclosure under the Security Instrument and/or any of the other Loan Documents (whether by deed or other assignment in lieu of foreclosure), and (iv) and transfer of all of Lender’s rights in the Loan, the Loan Documents, and the Property.

(b)            Notwithstanding the foregoing or anything to the contrary contained herein, following the full payment of the Loan or satisfaction in full of the Mortgage (the “Repayment Date”), this Agreement shall terminate upon the date which is at least two (2) years from the Repayment Date (the “Sunset Date”), provided that (i) Borrower delivers to Lender an updated Phase I Environmental Site Assessment for the Property dated no earlier than 30 days preceding the Sunset Date, acceptable to Lender in its sole discretion, demonstrating that there are no hazardous materials at, in, on or under the Property in violation of environmental laws, and (ii) there is no further monitoring of the Property, and Borrower receives a No Further Action Letter from the Pennsylvania Department of Environmental Protection or any other applicable governmental authorities and provides Lender a copy of such letter; and provided further that in the event that an on-going third party claim due to hazardous materials at, in, on, beneath or arising from the Property or in any way related to any alleged violation of any environmental laws with respect to the Property (each, a “Third Party Claim”) is pending with respect to the Property on the date this Agreement would otherwise terminate in accordance with this subsection (b), this Agreement shall not terminate with respect to such Third Party Claim until such time as such pending Third Party Claim is fully and finally resolved to the satisfaction of Lender in its sole discretion.

Section 9.             Rights of Contribution. Nothing contained in this Agreement shall prevent or in any way diminish or interfere with any rights and remedies, including without limitation, the right to contribution, which Indemnitee may have against Borrower or any other party under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified at Title 42 U.S.C. Sections 9601 et seq.), as it may be amended from time to time, or any other applicable Federal or state laws.

Section 10.          Binding Effect. This Agreement shall be binding upon and benefit Indemnitor and Indemnitee and their respective heirs, personal representatives, successors and assigns. Any holder of the Note and any affiliate of Indemnitee which acquires all or part of the Property by any sale, assignment or foreclosure under the Security Instrument or by deed or other assignment in lieu of foreclosure shall be a successor of this Agreement. In no event shall any Indemnitee be bound by any obligations or liabilities of any Indemnitor even if any such Indemnitee acquires ownership of all or any part of the Property.

Section 11.          Liability of Indemnitor. The obligations of each Indemnitor under this Agreement shall be the joint and several obligations of each of them. The liability of Indemnitor under this Agreement shall not be limited or impaired by (i) any amendment or modification of the provisions of the Loan Documents to or with Lender by Borrower or any person who succeeds Borrower as owner of the Property or (ii) any extensions of time for performance required by any of the Loan Documents; (iii) any sale, assignment, or foreclosure of the Note or Security Instrument or any sale or transfer of all or part of the Property; (iv) any exculpatory provision in any of the Loan Documents limiting Lender’s recourse to property encumbered by the Security Instrument or to any other security, or limiting Lender’s rights to a deficiency judgment against Borrower (including, without limitation, Section 12.23 of the Loan Agreement); (v) the release of Borrower or any other person or entity from performance or observance of any of the Loan Documents by operation of law, Indemnitee’s voluntary act, or otherwise; or (vi) the release or substitution in whole or in part of any security for the Note.

Section 12.          Waiver. Indemnitors waive any right or claim of right to cause a marshalling of the assets of Indemnitor or to cause Indemnitee to proceed against any of the security for the Loan before proceeding under this Agreement against Indemnitor or to proceed against Indemnitor in any particular order. Indemnitor agrees that any payments required to be made under this Agreement shall become due on demand. Indemnitors expressly waive and relinquish all rights and remedies accorded by applicable law to indemnitors or guarantors. The indemnity provided for under this Agreement shall not be contingent upon the existence of any such rights of subrogation nor subject to any claims or defenses that may be asserted in connection with the enforcement or attempted enforcement of any subrogation rights, including, without limitation, any claim that the subrogation rights were abrogated by any acts of Indemnitee. Indemnitor agrees to postpone the exercise of any rights of subrogation to the rights of Indemnitee against Indemnitor under this Agreement until the Loan shall have been paid in full.

Section 13.          Delay. No delay on the part of any Indemnitee in exercising any right, power, or privilege under this Agreement or any of the Loan Documents shall operate as a waiver of any such privilege, power, or right.

Section 14.          Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

Section 15.          Notices. All notices, consents, approvals, elections and other communications (collectively “Notices”) under this Agreement shall be in writing and shall be deemed to have been duly given if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or reputable overnight courier service to the parties at the addresses set forth in the Defined Terms (or at such other addresses as shall be given in writing by any party to the others pursuant to this Section) and shall be deemed complete upon receipt or refusal to accept delivery as indicated in the return receipt or in the receipt of such Express Mail or courier service.

Section 16.          Attorneys’ Fees. In the event that any Indemnitor or any Indemnitee brings any suit or other proceeding with respect to the subject matter or enforcement of this Agreement, including without limitation, in appellate proceedings or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation.

Section 17.          Successive Actions. Separate and successive actions may be brought under this Agreement to enforce any provision at any time and from time to time. No action under this Agreement shall preclude any subsequent action, and Indemnitors waive and covenant not to assert any defense in the nature of splitting of causes of action or merger of judgments.

Section 18.          Partial Invalidity. If any provision of this Agreement shall be determined to be unenforceable in any circumstances by a court of competent jurisdiction, then the balance of this Agreement shall be enforceable, and the subject provision shall be enforceable to the extent permitted.

Section 19.          Interest on Unpaid Amounts. All amounts required to be paid or reimbursed to any Indemnitee under this Agreement shall bear interest from the date of expenditure by the Indemnitee until paid. The interest rate shall be the lesser of (a) eighteen percent (18%) per annum and (b) the maximum rate then permitted for the parties to contract for under applicable law.

Section 20.          Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State in which the Property is located.

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IN WITNESS WHEREOF, THIS UNSECURED INDEMNITY AGREEMENT has been duly executed by the Indemnitors as of the day and year first above written.

BORROWER: IREIT PITTSBURGH SETTLERS RIDGE, L.L.C., a Delaware limited liability company

By:	Inland Real Estate Income Trust, Inc., a Maryland corporation, its sole member

	By:	/s/ Mary J. Pechous
Name: Mary J. Pechous
Title: Assistant Secretary

LIABLE PARTY: INLAND REAL ESTATE INCOME TRUST, INC., a Maryland corporation

By:	/s/ Mary J. Pechous
Name: Mary J. Pechous Title: Assistant Secretary

EXHIBIT A

DESCRIPTION OF LAND

First Described:

All those certain lots or pieces of ground situate in the Township of Robinson, County of Allegheny and Commonwealth of Pennsylvania, being Parcels B and D in the Robinson Park Associates Consolidation Plan, as recorded in the Department of Real Estate of Allegheny County, Pennsylvania, in Plan Book Volume 257, page 66; also Parcel 1 in the Settlers Ridge Subdivision Plan No. 1, as recorded in the Department of Real Estate of Allegheny County, Pennsylvania, in Plan Book Volume 263, page 78; and also Lots 2, 3, 5, 6, 7 and 8 on the Settlers Ridge Subdivision Plan No. 2, as recorded in the Department of Real Estate of Allegheny County, Pennsylvania, in Plan Book Volume 264, page 112.

Being designated as the following tax parcels:

Parcel B Block 334-H, Lot 190

Parcel D Block 265-J, Lot 10

Parcel 1 Block 334-H, Lot 100

Lot 2 Block 265-E, Lot 50

Lot 3 Block 265-K, Lot 60

Lot 5 Block 265-E, Lot 100

Lot 6 Block 265-E, Lot 125

Lot 7 Block 334-H, Lot 60

Lot 8 Block 334-H, Lot 80

First Described being part of the same property which was conveyed by Robinson Park Associates to Settlers Ridge, L.P. by deed dated August 15, 2007 and recorded in Deed Book Volume 13350, page 140. Settlers Ridge, L.P. became an acquired company as evidenced by Declaration of Acquisition dated October 1, 2015 and recorded on October 16, 2015 in Deed Book Volume 16163, page 53; and by Declaration of Acquisition dated October 1, 2015 and recorded on October 16, 2015 in Deed Book Volume 16163, page 53.

The name of Settlers Ridge, L.P. was changed to IREIT Pittsburgh Settlers Ridge, L.L.C., a Delaware limited liability company, by Certificate of Conversion filed with the Office of the Secretary of State of Delaware on October 1, 2015 and Statement of Conversion filed with the Office of the Secretary of State of the Commonwealth of Pennsylvania on October 5, 2015, both as evidenced by Affidavit of Name Change dated November 3, 2015 and recorded on November 6, 2015 in Deed Book Volume 16188, page 471. As a result of the foregoing, title is vested in IREIT Pittsburgh Settlers Ridge, L.L.C., a Delaware limited liability company.

Second Described:

All those certain lots or pieces of ground situate in the Township of Robinson, County of Allegheny and Commonwealth of Pennsylvania, being Lot 1 and Lot 4 on the Settlers Ridge Subdivision Plan No. 2, as

recorded in the Department of Real Estate of Allegheny County, Pennsylvania, in Plan Book Volume 264, page 112.

Being designated as the following tax parcels:

Lot 1 Block 265-E, Lot 1

Lot 4 Block 265-J, Lot 25

Second Described being the same property that was conveyed by Settlers Ridge, L.P. to Settlers Ridge Management, L.P. by deed dated December 10, 2010 and recorded in Deed Book Volume 14454, page 366. Settlers Ridge Management, L.P. became an acquired company as evidenced by Declaration of Acquisition dated October 1, 2015 and recorded on October 16, 2015 in Deed Book Volume 16163, page 55.

The name of Settlers Ridge Management, L.P. was changed to IREIT Pittsburgh Settlers Ridge II, L.L.C., a Delaware limited liability company, by Certificate of Conversion filed with the Office of the Secretary of State of Delaware on October 1, 2015 and Statement of Conversion filed with the Office of the Secretary of State of the Commonwealth of Pennsylvania on October 5, 2015; IREIT Pittsburgh Settlers Ridge II, L.L.C., a Delaware limited liability company, merged with and into the surviving entity, IREIT Pittsburgh Settlers Ridge, L.L.C., a Delaware limited liability company, by Certificate of Merger filed with the Office of the Secretary of State of Delaware on October 1, 2015 and Transfer to Foreign Registration filed with the Office of the Secretary of State of the Commonwealth of Pennsylvania on October 5, 2015, all as evidenced by Affidavit of Name Change dated November 3, 2015 and recorded on November 6, 2015 in Deed Book Volume 16188, page 473. As a result of the foregoing, title is vested in IREIT Pittsburgh Settlers Ridge, L.L.C., a Delaware limited liability company.

Third Described:

Together with those non-exclusive easements benefitting the Land insured as First Described and Second Described created by that certain Reciprocal Easement, Covenant and Restriction Agreement between Settlers Ridge L.P. and Settlers Ridge Management L.P., dated December 10, 2010 and recorded in Deed Book Volume 14454, page 389; as amended by First Amendment to Reciprocal Easement, Covenant and Restriction Agreement between Settlers Ridge L.P. and Settlers Ridge Management L.P., dated June 11, 2012 and recorded in Deed Book Volume 14943, page 228.

Fourth Described:

Together with the easement rights benefitting the Land insured as Second Described created by that certain Easement Agreement between Chief Commercial Construction, L.P. and Settlers Ridge, L.P., dated May 9, 2007 and recorded in Deed Book Volume 13560, page 334; as assigned by Assignment and Assumption of Agreements from Settlers Ridge, L.P. to Settlers Ridge Management, L.P., dated December 15, 2010, effective as of December 17, 2010 and recorded in Deed Book Volume 14473, page 513.